Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of our report dated March 28, 2024 (which includes an explanatory paragraph relating to Telesis Bio Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Telesis Bio Inc. as of and for the years ended December 31, 2023 and 2022, appearing in Telesis Bio Inc.’s Form 10‑K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

San Francisco, California

April 3, 2024